UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) APRIL 27, 2012

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

DELAWARE	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On April 27, 2012, OSI Systems, Inc. (the “Company”) entered into a Retirement Benefit Award Agreement (the “Award Agreement”) pursuant to the Company’s Nonqualified Defined Benefit Plan (the “Plan”) with Deepak Chopra, the Company’s President and Chief Executive Officer.  The Award Agreement shall be effective as of January 1, 2012.  Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Plan.

Under the Award Agreement, Mr. Chopra’s Normal Retirement Date was revised such that it will now be the first day of January following the date that Mr. Chopra attains age 68.  Mr. Chopra will be entitled to a total benefit of $10 million payable over a 10-year period commencing January 1, 2019 in quarterly installments of $250,000.  Further, Mr. Chopra shall be fully vested in all benefits under the Plan.

In the event of Mr. Chopra’s death or disability, he shall be entitled to $10 million payable over 10 years commencing within 60 days following his death or disability, as applicable.  In the event of Mr. Chopra’s Separation from Service within 24 months following a Change in Control, Mr. Chopra shall be entitled to (i) the net present value of the original $6 million portion of the Retirement Benefit payable in a single lump sum within 90 days following his Separation from Service and (ii) the net present value of the new $4 million portion of the Retirement Benefit payable in the form of a single lump sum 90 days following the first anniversary of his Separation from Service.  In the event a Change in Control occurs after his Separation from Service during the payout of Mr. Chopra’s benefits, the present value of all remaining payments shall be paid in the form of a single lump sum within 90 days following the Change in Control.

The foregoing description is qualified in its entirety by reference to the Award Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1           Retirement Benefit Award Agreement effective as of January 1, 2012 between Deepak Chopra and OSI Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: April 30, 2012
	By:	/s/ Victor Sze
Victor Sze
Executive Vice President, Secretary, and General Counsel

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Retirement Benefit Award Agreement effective as of January 1, 2012 between Deepak Chopra and OSI Systems, Inc.

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